Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Energy XXI (Bermuda) Limited, a Bermuda corporation (“Company”), and John D. Schiller, Jr. (“Executive”).
W I T N E S S E T H:
WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: DEFINITIONS AND INTERPRETATIONS
1.1 Definitions.
(a) “Annual Base Salary” shall mean, as of a specified date, Executive’s annual base salary as of such date determined pursuant to Section 4.1.
(b) “Annual Bonus” shall mean the annual bonus paid by Company to Executive pursuant to Company’s annual incentive plan, as provided in Section 4.2(a); provided, however, that if Executive was employed by Company for only a portion of the year with respect to which any such annual bonus was paid, then the “Annual Bonus” for such year shall equal an amount determined by annualizing the bonus received by Executive based on the ratio of the number of days Executive was employed by Company during such year to 365 days. In the event that any Annual Bonus included in the computation of Executive’s Severance Amount was paid to Executive in a form other than cash, the amount of Executive’s Annual Bonus for purposes of determining his Severance Amount shall be determined in the discretion of the Board; provided, however, that if such Annual Bonus was paid to Executive in shares of Company’s common stock, then the value of such Annual Bonus used to calculate Executive’s Severance Amount shall be the fair market value of such Annual Bonus on the date of payment, determined in accordance with the terms of the Company’s stock incentive plan approved by the Board.
(c) “Board” shall mean the Board of Directors of Company.
(d) “Cause” shall mean Executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (ii) has refused, without proper reason, to perform his duties, (iii) has willfully engaged in conduct which is materially injurious to Company or its subsidiaries (monetarily or otherwise), (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to Company or an affiliate of the Company (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate), or (v) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

(e) “Change in Duties” shall mean:
(i) The occurrence, prior to the date that a Change of Control Period begins or after the expiration of a Change of Control Period, of any one or more of the following without the consent of Executive:
(1) a material reduction in the nature or scope of Executive’s authorities or duties from those previously applicable to him;
(2) a reduction in Executive’s Annual Base Salary not in accordance with Section 4.1; or
(3) a material diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from those substantially similar to the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties; or
(ii) The occurrence, within a Change of Control Period, of any one or more of the following without the consent of Executive:
(1) a material reduction in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control Period begins;
(2) a reduction in Executive’s Annual Base Salary, not in accordance with Section 4.1, from that provided to him immediately prior to the date on which a Change of Control Period begins;
(3) a diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by Company (including its subsidiaries) for executives with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control Period begins; or
(4) a material diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control Period begins.

(f) “Change of Control” shall mean:
(i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (1) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (2) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;
(ii) the dissolution or liquidation of Company;
(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of Company; or
(iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.
For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.
(g) “Change of Control Period” shall mean, with respect to a Change of Control, the period beginning 90 days prior to the date that a definitive agreement concerning such Change of Control is executed and ending on the date that is one year following the date upon which such Change of Control occurs.
(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(i) “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(j) “Effective Date” shall mean the date of the closing of the transactions contemplated in that certain Purchase and Sale Agreement dated February 21, 2006, by and between Energy XXI Gulf Coast, Inc. and Marlin Energy, L.L.C., as amended.
(k) “Involuntary Termination” shall mean any termination of Executive’s employment with Company which:
(i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this Section 1.1(k)); or
(ii) results from a resignation by Executive on or before the date which is 60 days after the date upon which Executive receives notice of a Change in Duties;
provided, however, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.
(l) “Remuneration Committee” shall mean the Remuneration Committee of the Board.
(m) “Severance Amount” shall mean A multiplied by B, where:

A	equals the sum of (i) Executive’s Annual Base Salary at the annual rate in effect at the date of Executive’s Involuntary Termination and (ii) the average of the Annual Bonuses, if any, earned by Executive with respect to the two most recent fiscal years ending on or before the date of such Involuntary Termination; provided, however, that for purposes of determining the amount described in clause (ii) of this sentence, (x) if Executive was not employed by Company at any time during the earlier of such two fiscal years, then the amount described in such clause shall be equal to the Annual Bonus, if any, earned by Executive with respect to the most recent fiscal year ending on or before the date of such Involuntary Termination, and (y) if Executive was not employed by Company at any time during either of such two fiscal years, then the amount described in such clause shall be equal to Executive’s target annual bonus under Section 4.2(a) for the fiscal year in which such Involuntary Termination occurs; and

B
equals a fraction, the numerator of which is the number of full and partial months in the period beginning on the date of Executive’s Involuntary Termination and ending on the last day of the remaining term of Executive’s employment under this Agreement under Section 3.1 as of the date of such termination (but in no event shall the numerator be less than 12), and the denominator of which is 12.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.
ARTICLE 2: EMPLOYMENT AND DUTIES
2.1 Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.
2.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Chief Executive Officer of Company, or in such other positions as the parties mutually may agree.
2.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.
2.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Board.
2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 3: TERM AND TERMINATION OF EMPLOYMENT
3.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on October 20, 2008 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
(a) upon Executive’s death;
(b) upon Executive’s Disability;
(c) for Cause; or
(d) at any time, for any other reason whatsoever, in the sole discretion of the Board; provided, however, that Company may not terminate Executive’s employment pursuant to this Section 3.2(d) prior to the date that is four months after the Effective Date.
3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1 Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:
(a) as a result of a Change in Duties; provided, however, that prior to Executive’s termination as a result of a Change of Duties, Executive must give written notice to Company of the specific occurrence that resulted in the Change in Duties and such occurrence must remain uncorrected for 10 days following delivery of such written notice; or
(b) at any time for any other reason whatsoever, in the sole discretion of Executive.
3.4 Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

3.5 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.
ARTICLE 4: COMPENSATION AND BENEFITS
4.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum Annual Base Salary of $475,000.00. Executive’s Annual Base Salary shall be reviewed by the Remuneration Committee on an annual basis, and, in the sole discretion of the Remuneration Committee, such Annual Base Salary may be increased, but not decreased (except with the prior written consent of Executive), effective as of any date determined by the Remuneration Committee. Executive’s Annual Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
4.2 Bonuses and Long-Term Incentive.
(a) Annual Bonus– Executive shall have the opportunity to receive an annual target incentive bonus, based upon criteria established by the Board or the Remuneration Committee, of 100 percent of Executive’s annual base salary, pursuant to the terms of an incentive compensation plan approved by the Board or the Remuneration Committee and implemented by Company, or such other amount as the parties mutually may agree upon from time to time.
(b) Long-Term Incentive Plan– Subject to the sole discretion of the Board or the Remuneration Committee, Executive shall be eligible for participation in any long term incentive arrangement of Company as may from time to time be made available to other executive officers (and such other executives as may be selected for participation by the Board or Remuneration Committee) of Company.
4.3 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:
(a) Business and Entertainment Expenses– Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(b) Club Memberships– Company shall obtain memberships providing Executive access to a country club and a health club, each as approved by the Remuneration Committee or the Board, and Company shall pay the initiation fees and monthly dues associated with such memberships. Executive’s membership in such country club and health club shall cease upon Executive’s termination of employment hereunder, and, to the extent applicable, such membership shall be transferred to Company (or its designee) upon such termination.
(c) Automobile– Company shall provide Executive with an automobile (or an automobile allowance) that is determined by the Remuneration Committee or the Board to be appropriate for the needs and requirements of Executive’s employment, and Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for maintaining and operating such automobile. Such automobile shall be available to Executive and his spouse for personal use.
(d) Vacation– During his employment hereunder, Executive shall be entitled to six weeks of paid vacation each calendar year (or a pro rata portion of such six-week vacation period for any partial year) and to all holidays provided to executives of Company generally.
(e) Life Insurance– During Executive’s employment hereunder, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than $3 million (the “Minimum Death Benefit”). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Minimum Death Benefit. The provisions of this Section 4.3(e) can be satisfied in whole or in part by any group life insurance policy provided by Company in accordance with Section 4.3(f) hereof. Executive shall (i) furnish any and all information reasonably requested by Company or the insurer to facilitate the issuance of the life insurance policy or policies described in this Section 4.3(e) or any adjustment to any such policy, and (ii) take such physical examinations as Company or the insurer deems necessary. If Executive refuses to cooperate or makes any material misstatement of information or nondisclosure of medical history, then Company shall have no further obligation to provide the benefit described in this Section 4.3(e).
(f) Other Company Benefits– Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 5: EFFECT OF TERMINATION ON COMPENSATION: ADDITIONAL PAYMENTS
5.1 Termination Other Than an Involuntary Termination. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof because either party has provided the notice contemplated in such paragraph, or if Executive’s employment hereunder shall terminate for any other reason except those described in Section 5.2, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.
5.2 Involuntary Termination. Subject to the provisions of Sections 5.5 and 5.6 hereof, if Executive’s employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions after the last day of Executive’s employment with Company:
(a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the 30th day after the last day of Executive’s employment with Company.
(b) Cause Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under Company’s medical, dental and life insurance benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits, including the life insurance benefits described in Section 4.3(e)) throughout the three-year period beginning on the date of such Involuntary Termination at no greater cost to Executive than that applicable to Executive immediately prior to such Involuntary Termination; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical, dental and/or life insurance coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive), and (ii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable (including subject to any additional tax under Section 409A of the Code), then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).
(c) If Executive’s employment with Company is subject to an Involuntary Termination during a Change of Control Period or to a termination due to Executive’s death or Disability, cause any and all outstanding options to purchase common stock of Company held by Executive to become immediately exercisable in full, cause any and all restricted shares of the Company’s common stock held by Executive to become immediately nonforfeitable, and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by Company to become immediately nonforfeitable.

5.3 Interest on Late Payments. If any payment provided for in Section 5.2 hereof is not made when due (applying the deferred payment date provided for in Section 5.6 as the due date, if applicable), then Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.
5.4 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten days of the receipt of such claim. Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.
5.5 Release and Full Settlement. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, in a form reasonably satisfactory to Company, which shall release and discharge Company and its affiliates, and their officers, directors, employees and agents, from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against Company on account of his termination of employment.

5.6 Payments Subject to Section 409A of the Code. Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid on the date that is six months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.
5.7 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.
5.8 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 6: PROTECTION OF CONFIDENTIAL INFORMATION
6.1 Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

6.2 Disclosure to Executive. Company will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or will entrust Executive with business opportunities of Company (or its affiliates); and/or will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).
6.3 No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 6. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.
6.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5 Assistance by Executive. During the period of Executive’s employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
6.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
ARTICLE 7: NON-DISPARAGEMENT
7.1 Non-Disparagement. During Executive’s employment with Company and following any termination of employment with Company, Executive agrees not to disparage, either orally or in writing, Company, any of its business, products, services or practices, or any of their directors, officers, agents, representatives, stockholders, employees or affiliates.
ARTICLE 0: MISCELLANEOUS
8.1 Indemnification. Company agrees that, in the event Executive’s employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination, Company shall continue to indemnify Executive following such Involuntary Termination to the fullest extent permitted by applicable law consistent with the Articles of Incorporation and By-Laws of Company in effect as of the date of the Involuntary Termination with respect to Executive’s sole, joint or concurrent negligence and any acts of or omissions he may have committed during the period during which he was an officer, director and/or employee of (a) Company, (b) any subsidiary thereof for which he served as an officer, director or employee at the request of Company, or (c) any successor thereto.

8.2 Payment Obligations Absolute. Except as specifically provided in Section 6.6, Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries) may have against him or anyone else. All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Section 5.2(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.
8.3 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Energy XXI (Bermuda) Limited Canon’s Court 22 Victoria Street Hamilton HMEX Bermuda Attention: President

with a copy to:

Energy XXI (Bermuda) Limited c/o Energy XXI U.S.A., Inc. 1021 Main Street, Suite 2626 Houston, Texas 77002 United States of America Attention: President

If to Executive to:	John D. Schiller, Jr. 36 Tiel Way Houston, Texas 77019
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
8.4 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
8.5 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.6 Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
8.8 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
8.9 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
8.10 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
8.11 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate (other than amounts payable pursuant to Section 4.3(e), which shall be paid to Executive’s designated beneficiary or beneficiaries). Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.
8.12 Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Section 3.5 and Articles 6 and 7 shall survive the termination of this Agreement.
8.13 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 4th day of April, 2006, to be effective as of the Effective Date.

Energy XXI (Bermuda) Limited

By:	/s/ David M. Dunwoody
Name:	David M. Dunwoody
Title:	Director & Chair of Remuneration Committee

COMPANY

John D. Schiller, Jr.

/s/ John D. Schiller, Jr.

EXECUTIVE